Exhibit 10.1

FORBEARANCE AND SIXTH AMENDMENT TO CREDIT AGREEMENT

This FORBEARANCE AND SIXTH AMENDMENT TO CREDIT AGREEMENT is dated and entered into as of September 29, 2025 (this “Amendment”), by and among FLEX REVOLUTION, LLC, a Delaware limited liability company (“Borrower”), the Lenders party hereto, FLEXSHOPPER INC., a Delaware corporation (“Guarantor”), and BP FUNDCO LLC, a Delaware limited liability company, as Administrative Agent (the “Administrative Agent”).

R E C I T A L S

WHEREAS, reference is made to that certain Credit Agreement, dated as of September 2, 2020, by and among the Borrower, the Lenders and the Administrative Agent (as amended or modified by (i) that certain Interim Waiver to the Credit Agreement dated as of January 11, 2022, (ii) that certain First Amendment to Credit Agreement dated as of March 2, 2022, (iii) that certain Joinder Agreement, Consent, Waiver and Second Amendment to Credit Agreement dated June 7, 2023, (iv) that certain Addendum Agreement dated as of January 10, 2025, (v) that certain Third Amendment to Credit Agreement dated June 7, 2025, (vi) that certain Forbearance and Fourth Amendment to Credit Agreement, dated July 31, 2025 and (vii) that certain Forbearance and Fifth Amendment to Credit Agreement, dated August 29, 2025 (the “Fifth Amendment Forbearance”) (as so amended or modified and as the same may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement;

WHEREAS, the Borrower has (a) failed to deliver the financial statements of FlexShopper that are required to be delivered pursuant to Section 6.01(a) of the Credit Agreement within one hundred twenty (120) days after the end of the Fiscal Year ending December 31, 2024, which is an Event of Default pursuant to Section 6.01(d) of the Credit Agreement, (b) permitted a Collateral Shortfall to exist under Section 2.05(a) without (i) depositing or causing to be deposited Cash into an Eligible Deposit Account, (ii) causing additional Eligible Consumer Receivables that were not previously included in the Borrowing Base to be added as Collateral and/or (iii) repaying a principal amount of the Revolving Credit Loans, in an amount necessary to eliminate the Collateral Shortfall, which is an Event of Default pursuant to Section 6.01(b)(i) of the Credit Agreement and (c) on or more occasions, permitted the aggregate Liquidity of the Borrower and Subsidiary Guarantors on a consolidated basis to be less than 5.0% of the then current Borrowing Base, which is an Event of Default pursuant to Section 6.01(b)(i) of the Credit Agreement (each, an “Existing Event of Default” and collectively, the “Existing Events of Default”);

WHEREAS, pursuant to Section 10.1 of the Credit Agreement, no amendment or waiver of any provision of the Credit Agreement or any other Loan Document and no consent to any departure therefrom shall be effective without the written concurrence of the Lender (which, as the sole Lender, constitutes the Required Lenders) (the “Consenting Lender”);

WHEREAS, pursuant to the Fifth Amendment Forbearance, the Consenting Lender agreed to, among other things, forbear from the exercise of any rights or remedies under the Loan Documents with respect to the Existing Events of Default during the Forbearance Period (as defined in the Fifth Amendment Forbearance);

WHEREAS, the Consenting Lender has agreed to (i) forbear from the exercise of any rights or remedies under the Loan Documents with respect to the Existing Events of Default during the Forbearance Period (as defined below) other than the rights and remedies of the Administrative Agent and the Lenders to sell the Collateral as set forth in Exhibit A attached hereto and (ii) amend certain provisions of the Credit Agreement on the terms and in the manner set forth herein; and

WHEREAS, Borrower and Guarantor each acknowledge and confirm respectively that (a) they will derive substantial direct and indirect benefits from the execution, delivery and performance by the Lender of this Amendment, (b) this Amendment constitutes valuable consideration to the Borrower and Guarantor, (c) the agreements of the Borrower and Guarantor hereunder (and under each of the other Loan Documents to which they are a party) are intended to be an inducement to Lender to execute, deliver and perform this Amendment and (d) the Administrative Agent and each Lender is relying upon the agreements of Borrower and Guarantor hereunder (and under each of the other Loan Documents to which they are a party) in entering into and performing under this Amendment.

NOW, THEREFORE, in reliance upon the foregoing facts and in consideration of the mutual agreements of the parties hereto, the parties hereby agree as follows:

ARTICLE I. AMENDMENTS TO CREDIT AGREEMENT

The Credit Agreement is hereby amended as follows:

Section 1.1. Effective as of the Effective Date, the definition of “Draw Period” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Draw Period” means the period commencing on the Closing Date and ending on the earliest to occur of (a) October 27, 2025, (b) the termination of the Forbearance Period (as defined in the Sixth Amendment Forbearance) and (c) the Draw Period Termination Date.

Section 1.2. Effective as of the Effective Date, Section 1.01 of the Credit Agreement is hereby amended by adding the following new defined terms in the appropriate alphabetical order therein which shall read as follows:

“Overadvance” has the meaning ascribed thereto in Section 2.01(a).

“Overadvance Draw Period” means the period commencing on the Sixth Amendment Forbearance Effective Date and ending on the last day of the Draw Period.

“Sixth Amendment Forbearance Effective Date” means September 29, 2025.

“Sixth Amendment Forbearance” means that certain Forbearance and Sixth Amendment to Credit Agreement, dated as of the Sixth Amendment Forbearance Effective Date, by and among the Borrower, the Lenders and the Administrative Agent.

Section 1.3. Effective as of the Effective Date, Section 2.01(a) of the Credit Agreement is hereby amended and restated in its entirety as set forth below:

“(a) Revolving Credit Loans. Each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower, on the Closing Date and thereafter from time to time not more frequently than one (1) time per week on a Business Day occurring during the Draw Period, in an aggregate outstanding principal amount not to exceed at any time such Lender’s applicable Revolving Credit Commitment, provided that, after giving effect to any Borrowing:

(i) the aggregate outstanding principal balance of all Revolving Credit Loans shall not exceed the Aggregate Commitments;

(ii) other than with respect to any Overadvances, the aggregate outstanding principal balance of all Revolving Credit Loans shall not exceed Revolving Credit Availability; and

(iii) the aggregate outstanding principal balance of the Revolving Credit Loans of any Revolving Credit Lender shall not exceed such Lender’s Revolving Credit Commitment.

Within the limits of each Revolving Credit Lender’s applicable Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05 and reborrow under this Section 2.01. For the avoidance of doubt, no Lender will make a Revolving Credit Loan to the Borrower following the occurrence and during the continuance of an Event of Default, a Cease Funding Event, a Backup Servicing Trigger Event, the Revolving Credit Termination Date or after the end of the Draw Period, unless such Lender agrees to advance such Revolving Credit Loans in its Permitted Discretion. The Lenders agree that, during the Overadvance Period, the Borrower may request Revolving Credit Loans in an aggregate principal balance in excess of the Revolving Credit Availability (each such Revolving Credit Loan, an “Overadvance”), provided, that the aggregate balance of all Overadvances advanced to the Borrower shall not exceed $750,000 of Overadvances during the period on and after the Sixth Amendment Forbearance Effective Date and on or before October 27, 2025, provided, further, that the Borrower acknowledges and agrees that any Overadvances made to the Borrower constitute Revolving Credit Loans and shall be added to the Outstanding Legal Balance when advanced by the Lenders, shall be repayable (if not earlier due to the application of the provisions of this Agreement) upon the Maturity Date) and shall accrue interest hereunder pursuant to Section 2.08. The Borrower agrees that (x) the proceeds of all Overadvances shall be utilized by the Borrower solely for the purposes of (1) paying reasonable and documented (or budgeted) operating expenses of the Borrower that arise on and after the Sixth Amendment Forbearance Effective Date, (2) making interest payments to the Lenders with respect to the Outstanding Legal Balance of the Revolving Credit Loans, as and when due and payable hereunder and (3) making payments to the Lenders with respect to any Collateral Shortfall, as and when due and payable hereunder and (y) that all requests for an Overadvance from the Borrower shall include a reasonably detailed (i.e., line-item) proposed use of the proceeds of such Overadvance.”

Section 1.4. Effective as of the Effective Date, Schedule 1.04 to the Credit Agreement shall be amended and restated in its entirety as set forth on Schedule 1.04 attached hereto.

Section 1.5. This Amendment (i) is strictly limited to the amendments set forth in Article I hereof; and all the other terms, provisions and conditions of the Credit Agreement shall remain in full force and effect, (ii) shall not extend nor be deemed to extend to any Cease Funding Event, Default or Event of Default (other than the forbearance of the Existing Events of Default set forth in Article II hereof) whether similar or dissimilar to the matters amended or modified herein, (iii) shall not impair, restrict or limit any right or remedy of any Lender or the Administrative Agent with respect to any other event that may hereafter arise under the Credit Agreement or any other Loan Document, and (iv) shall not constitute any course of dealing or other basis for altering any obligation of Borrower or any of the Guarantors or any right, privilege or remedy of any Lender or the Administrative Agent under the Credit Agreement or any other Loan Document.

Section 1.6. This Amendment is limited precisely as written and shall not be deemed be a waiver of or amendment to or consent to modify any other term or condition of the Credit Agreement or any other Loan Document, which may not be waived, amended or modified, except pursuant to a written agreement signed by each of the parties hereto.

ARTICLE II. FORBEARANCE

Section 2.1. Subject to the terms and conditions set forth in this Amendment, including the satisfaction and fulfillment of each of the conditions precedent set forth in Section 3.1 below and each of the conditions subsequent in Section 3.2 below, during the period beginning on the date hereof and ending on the earlier to occur of (x) October 27, 2025, (y) the failure of the Borrower to perform or observe any term, covenant or agreement set forth in this Amendment or set forth on Exhibit A hereto on or before the date set forth with respect to such term, covenant or agreement (as applicable) or (z) at the election of the Administrative Agent, in its sole discretion (such period, the “Forbearance Period”), Administrative Agent and Lenders will not take any action or exercise any rights or remedies based solely on any Existing Events of Default available to Administrative Agent or any Lender against Borrower or Guarantor under this Amendment or the Loan Documents or applicable law with respect to the obligations under the Credit Agreement other than the rights and remedies of the Administrative Agent and the Lenders to sell the Collateral as set forth in Exhibit A attached hereto. Such forbearance shall not derogate from Administrative Agent’s right to collect, receive, and or apply proceeds of Collateral that are paid or payable to Administrative Agent under the Credit Agreement or to sell the Collateral as set forth in Exhibit A attached hereto. Upon termination or expiration of the Forbearance Period, Administrative Agent shall be entitled (but not required) to exercise any of its rights and remedies under this Amendment, the Credit Agreement, the other Loan Documents, or applicable law.

Section 2.2. This Amendment (i) is strictly limited to the forbearance of the Existing Events of Default set forth in Section 2.1 above; and all the other terms, provisions and conditions of the Credit Agreement shall remain in full force and effect except as amended pursuant to Article I hereof, (ii) shall not extend nor be deemed to extend to any Cease Funding Event, Default or Event of Default (other than the forbearance of the Existing Events of Default set forth in Section 2.1 above) whether similar or dissimilar to the matters set forth herein, (iii) shall not impair, restrict or limit any right or remedy of any Lender or the Administrative Agent with respect to any other event that may hereafter arise under the Credit Agreement or any other Loan Document, and (iv) shall not constitute any course of dealing or other basis for altering any obligation of Borrower or the Guarantor or any right, privilege or remedy of any Lender or the Administrative Agent under the Credit Agreement or any other Loan Document.

Section 2.3. During the Forbearance Period, notwithstanding anything to the contrary contained in the Credit Agreement, the Lenders may make Revolving Credit Loans to the Borrower under the Loan Agreement in their sole and absolute discretion.

ARTICLE III. CONDITIONS TO EFFECTIVENESS

Section 3.1. Conditions Precedent to Effectiveness. This Amendment shall become effective and binding on the parties hereto (the “Effective Date”) upon the satisfaction of the following conditions precedent by the Lenders and the Administrative Agent with delivery by the Lenders and the Administrative Agent of their signature pages to this Amendment evidencing such Person’s acknowledgement that the conditions set forth in this Section 3.1 have been satisfied, unless otherwise waived in writing):

(a) Receipt of Certain Documents. Unless delivery of any of the following is waived by the Administrative Agent, the Administrative Agent shall have received the following, each of which shall be in form and substance satisfactory to the Administrative Agent and each of which shall be, unless otherwise specified herein or otherwise required by the Administrative Agent, originals (or telefacsimiles or portable document format versions thereof (in either such case, promptly followed by originals thereof), each, to the extent to be executed by Borrower or Guarantor, properly executed by a Responsible Officer of Borrower or Guarantor, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date), all in sufficient number as the Administrative Agent shall separately identify (including, if specified by the Administrative Agent, for purposes of the distribution thereof to the Administrative Agent, the Lenders and the Borrower):

(i) this Amendment duly executed and delivered on behalf of each party hereto; and

(ii) such other documents, opinions, certificates, information and consents as the Administrative Agent shall reasonably request in connection herewith.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES

Borrower and Guarantor each hereby represents and warrants to each Lender and the Administrative Agent, on and as of the Effective Date, that:

(a) After giving effect to this Amendment, the representations and warranties of each of Borrower and Guarantor under each of the Loan Documents to which it is a party are true and correct in all material respects as if made and restated on the date hereof.

(b) (i) The individual executing this Amendment on behalf of Borrower and Guarantor is duly authorized to do so, (ii) Borrower and Guarantor have full right and authority to enter into this Amendment and to consummate the transactions described in this Amendment and (iii) this Amendment constitutes the valid and legally binding obligation of Borrower and Guarantor, enforceable against Borrower and Guarantor in accordance with its terms.

(c) Other than the Existing Events of Default, no Default or an Event of Default exists; and no event or condition, the occurrence of which immediately is or, with the lapse of time or the giving of notice or both, would become a Backup Servicing Trigger Event or Cease Funding Event, before or after giving effect to this Amendment.

(d) The execution and delivery by Borrower and Guarantor of this Amendment and the performance by Borrower and Guarantor of their obligations under this Amendment and the other Loan Documents to which they are a party, in each case, have been duly authorized by all necessary action on the part of Borrower and Guarantor and do not and will not, in the case of Borrower and Guarantor (i) violate, conflict with or constitute a breach of, or constitute a default under, any provision of Borrower’s or Guarantor’s organizational documents; (ii) violate, conflict with or constitute a breach of, or constitute a default under, any provision of any statute, rule, regulation, order, writ, judgment, injunction, decree, determination, or award presently in effect to which Borrower or Guarantor are a party or is subject, or by which any of their assets are bound or affected; (iii) result in, or require the creation or imposition of, any Lien upon or with respect to any asset of Borrower or Guarantor other than Liens in favor of the Administrative Agent and the Permitted Liens; or (iv) result in a breach of, or constitute a default by Borrower or Guarantor under, any indenture, loan, or credit agreement or any other agreement, document, instrument, or certificate to which Borrower or Guarantor are a party or subject or by which they or any of their assets are bound or affected, including, but not limited to, any loan from or agreement of any type with a third-party lender.

(e) No approval, authorization, order, license, permit, franchise, or consent of, or registration, declaration, qualification, or filing with, any Governmental Authority or other Person is required in connection with the execution and delivery of this Amendment by Borrower and Guarantor and the performance by Borrower and Guarantor of their obligations under this Amendment or any of the other Loan Documents to which they are a party, in addition to those that have already been obtained.

ARTICLE V. REAFFIRMATION AND ACKNOWLEDGMENT

Section 5.1.  Reaffirmations and Acknowledgments. Each of Borrower and Guarantor hereby: (i) acknowledges, confirms, affirms and reaffirms in all respects the terms and provisions of, and confirms the validity and effectiveness of, each of the Loan Documents to which it is a party; (ii) acknowledges, confirms, affirms and reaffirms its respective obligations, guarantees and security interests under each of the Loan Documents to which it is a party; and (iii) confirms and agrees that it has no defenses to or offsets against any of its respective obligations under any of the Loan Documents to which it is a party (any such offset, defense or counterclaim as may exist being hereby irrevocable waived by each of Borrower and Guarantor).

ARTICLE VI. MISCELLANEOUS

Section 6.1.  Entire Agreement. This Amendment and the Loan Documents sets forth the entire agreement of the parties hereto with respect to the subject matter hereof.

Section 6.2.  Amendment. Neither this Amendment nor any provision hereof may be waived, amended or modified, except pursuant to a written agreement signed by each of the parties hereto.

Section 6.3.   Release.

(a) No Defenses or Claims. The Borrower and Guarantor acknowledge and agree that they have no defenses, counterclaims, offsets, cross-complaints, causes of action, rights, claims or demands of any kind or nature whatsoever, including without limitation, any usury or lender liability claims or defenses, arising out of the Loans, any Loan Documents, or the Collateral, or any past or present relationship between or among the Borrower and/or the Guarantor, the Administrative Agent and/or the Lenders, or any of Administrative Agent’s and/or Lenders’ past, present and/or future parent, subsidiary and affiliated entities and, with respect to each of the foregoing, their respective past and present officers, directors, shareholders, partners, limited partners, members, representatives, principals, owners, affiliates, attorneys, accountants, agents and employees, and their successors, heirs and assigns and each of them, that can be asserted either to reduce or eliminate all or any part of Borrower’s or Guarantor’s liability under the Loan Documents, or to seek affirmative relief or damages of any kind or nature from the Administrative Agent and/or Lenders with respect to the Loans, the Loan Documents and/or the Collateral. The Borrower and Guarantor further acknowledge that to the extent that any such claim should in fact exist, including without limitation, any usury or lender liability claim, it is being fully, finally and irrevocably released by the Borrower and Guarantor as provided in this Section 5.3(a) of this Amendment.

(b) General Release of Claims.

(i) Effective on the execution of this Amendment, each of Borrower and Guarantor, on their own behalf and on behalf of each of their respective past, present and future predecessors, successors, subsidiaries, parent entities, assigns, shareholders, partners, members, owners, other principals, affiliates, managers, employees, officers, directors, attorneys, agents, other representatives, insurers and any other individuals and entities claiming or acting by, through, under or in concert with any of Borrower or the Guarantor (collectively, the “Loan Party Releasors”), hereby fully and forever release, relinquish, discharge and acquit Administrative Agent and Lenders, and their respective past, present, and future predecessors, successors, subsidiaries, parent entities, assigns, participants, shareholders, partners, members, owners, other principals, affiliates, managers, employees, officers, directors, attorneys, agents, other representatives, insurers and any other individuals and/or entities claiming or acting by, through, under or in concert with each such entity or individual (the “Lender Releasees”), of and from and against any and all claims, demands, obligations, duties, liabilities, damages, expenses, claims of offset, indebtedness, debts, breaches of contract, duty or relationship, acts, omissions, misfeasance, malfeasance, causes of action, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and remedies therefor, choses in action, rights of indemnity or liability of any type, kind, nature, description or character whatsoever, arising, directly or indirectly, in any manner from and/or out of (A) the Loans, the Loan Documents and/or the Collateral, (B) Administrative Agent’s, Lenders’ and/or any other Lender Releasee’s acts, statements, conduct, representations and omissions made in connection therewith, or (C) any fact, matter, transaction or event relating thereto, whether known or unknown, suspected or unsuspected, whether now existing or hereafter arising, which could, might or may be claimed to exist, whether liquidated or unliquidated, each though fully set forth herein at length (the “Released Claims”); provided, however, that the foregoing release shall not apply to any future breach of any of the obligations, covenants or agreements of any of the Lender Releasees that are expressly set forth in this Amendment or in any other Loan Document.

(ii) The Loan Party Releasors hereby waive the provisions of any applicable laws restricting the release of claims which the releasing parties do not know or suspect to exist at the time of release, which, if known, would have materially affected the decision to agree to these releases. In this connection, the Loan Party Releasors hereby agree, represent and warrant to Lenders that they realize and acknowledge that factual matters now unknown may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and the Loan Party Releasors further agree, represent and warrant that the releases provided herein have been negotiated and agreed upon in light of that realization and that the Loan Party Releasors nevertheless hereby intend to release, discharge and acquit the parties set forth hereinabove from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are in any manner set forth in or related to the Loan and all dealings in connection therewith.

(iii) The Loan Party Releasors hereby acknowledge that they have not relied upon any representation of any kind made by Administrative Agent and/or Lenders or any Affiliate of Administrative Agent and/or Lenders in making the foregoing release.

(iv)   The Loan Party Releasors represent and warrant to Administrative Agent and Lenders that they have not heretofore assigned or transferred, or purported to assign or to transfer, to any person or entity any matter released by such party hereunder or any portion thereof or interest therein, and each Loan Party Releasor agrees to indemnify, protect, defend and hold each of the Lenders Releasees harmless from and against any and all claims based on or arising out of any such assignment or transfer or purported assignment or transfer by such party.

Section 6.4.  Incorporation by Reference. The terms of the Credit Agreement with respect to Sections 10.02 (Notices), 10.04 (Expenses), 10.10 (Counterparts etc), 10.12 (Severability), 10.15 (Governing Law), and 10.16 (Waiver of Right to Jury Trial) are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

Section 6.5.   References.

(a) From and after the Effective Date, (i) all references in the Credit Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement (as amended or modified hereby), and (ii) all references in the other Loan Documents to the “Credit Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement (as amended or modified hereby).

(b) This Amendment shall constitute a Loan Document.

Section 6.6.   Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, electronic “PDF” or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 6.7. Borrower shall pay to or otherwise reimburse each Lender and the Administrative Agent upon demand all reasonable fees, costs and expenses (including all reasonable fees and expenses of the Administrative Agent’s counsel) incurred by each Lender and the Administrative Agent in connection with or arising out of the negotiation, preparation, review, execution and delivery of this Amendment.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by as of the day and year first above written.

BORROWER:

flex revolution, LLC, a Delaware limited liability company

By:
Name:
Title:

GUARANTOR:

flexshopper, inc., a Delaware corporation

By:
Name:
Title:

[Signature Page to Forbearance and Sixth Amendment to Credit Agreement]

ADMINISTRATIVE AGENT:

BP FUNDCO LLC, as Administrative Agent

By:
Name:	Michael Petronio
Title:	Authorized Signatory

LENDERS:

BP FUNDCO LLC, as a Lender and holder of Promissory Note A

By:
Name:	Michael Petronio
Title:	Authorized Signatory

BP FUNDCO LLC, as a Lender and holder of Promissory Note B

By:
Name:	Michael Petronio
Title:	Authorized Signatory

[Signature Page to Forbearance and Sixth Amendment to Credit Agreement]

Exhibit A – Forbearance Covenants

Forbearance Covenant	Compliance Period

Borrower shall utilize all Overadvances made pursuant to Section 2.01(a) following the Sixth Amendment Forbearance Effective Date for (1) paying reasonable and documented (or budgeted) operating expenses of the Borrower that arise on and after the Sixth Amendment Forbearance Effective Date and (2) making interest payments to the Lenders with respect to the Outstanding Legal Balance of the Revolving Credit Loans, as and when due and payable hereunder. Borrower further agrees that all requests for an Overadvance by the Borrower shall include a reasonably detailed (i.e., line item) description of the proposed use of the proceeds of such Overadvance.

All Overadvances used for paying operating expenses shall be funded in accordance with the following procedures:

1.    Any Overadvance used to fund payroll expenses shall be funded directly by Administrative Agent to the applicable payroll operating account of the Borrower on the Business Day immediately preceding the day that payroll deposits are to be paid to employees. The Borrower shall have provided to Administrative Agent a detailed list of employees and related pay amounts to be paid with such proceeds.

2.    Any Overadvance used to fund vendor expenses or storefront lease payments shall be paid directly to such vendor. If requested by Administrative Agent, the Borrower shall have provided written invoices to Administrative Agent evidencing such accounts payable.

At all times following the Sixth Amendment Forbearance Effective Date.

Forbearance Covenant	Compliance Period

Borrower shall cause all Collections to be managed in accordance with the Flow of Funds set forth in Schedule 1.04 to the Credit Agreement (as amended by this Amendment), including, without limitation, by holding all such Collections separate and apart from any operating cash of the Borrower. Borrower may use such Collections to pay reasonable and documented (or budgeted) operating expenses of the Borrower.

At all times following the Sixth Amendment Forbearance Effective Date.

Borrower shall on or before the Sixth Amendment Forbearance Effective Date provide Administrative Agent with a complete and true list of all deposit accounts and securities accounts held by Borrower and/or any Subsidiary of Borrower, or otherwise to which any Collections are deposited or processed. Such list shall identify the related account bank, account bank address, account holder, account number, ABA number and main banking contact with phone number and email.

On or before the Sixth Amendment Forbearance Effective Date

Borrower shall, no later than 10:00 p.m. (NY time) on every Business Day deliver to Administrative Agent a full daily cash report, including without limitation the following details:

1.    Opening and closing cash balances in stores, by store; and

2.    Opening and closing cash balances in each deposit account.

At all times following the Sixth Amendment Forbearance Effective Date.

Borrower shall, with respect to the proceeds of the sale of Charge-Offs to a third party or parties prior to the Sixth Amendment Forbearance Date, utilize the net cash proceeds of such sale: first, to make interest payments to the Lenders with respect to the Outstanding Legal Balance of the Revolving Credit Loans, as and when due and payable hereunder, and second, solely to the extent remaining after application above, to pay reasonable and documented (or budgeted) operating expenses of the Borrower that arise on and after the Sixth Amendment Forbearance Effective Date.

On or before the Sixth Amendment Forbearance Effective Date

Borrower shall not, without the approval of the Lender, make any changes to the business operations of Borrower and their respective Subsidiaries, including, without limitation, any closures of storefront locations or any decision not to renew any Consumer Receivable owned by any of them.

At all times following the Sixth Amendment Forbearance Effective Date

Borrower shall cooperate fully with Meridian Servicing LLC (“Meridian”) and all of the employees and other personnel of Meridian, with respect to Meridian’s active management of (a) the portfolio of Consumer Receivables (and related assets) pledged to the Administrative Agent, for the benefit of the Lenders, pursuant to the Collateral Documents and (b) the storefront locations of the Borrower and their respective Subsidiaries.

At all times following the Sixth Amendment Forbearance Effective Date

Forbearance Covenant	Compliance Period

Administrative Agent shall immediately proceed to effect a sale with respect to the entire portfolio of Consumer Receivables (and related assets) pledged to the Administrative Agent, for the benefit of the Lenders, pursuant to the Collateral Documents to a third party or parties for such amount as may be approved by the Administrative Agent and the Lenders, which sale shall be accomplished through a public UCC foreclosure sale (such sale, a “Portfolio Sale”), the proceeds of which shall be utilized solely to pay in the following order: (i) Administrative Agent’s reasonable and documented costs of collection, advertising, and conducting the sale, including attorneys’ fee, (ii) repayment of the outstanding Overadvances, (iii) repayment of the remaining outstanding Obligations owed to the Secured Parties and other amounts owing by Borrower in accordance with the priorities set forth in the Credit Agreement, (iv) payment of amounts due to any other secured creditor of Borrower, as their interests may appear, and (v) the remainder released to Borrower. Borrower agrees to cooperate with the Administrative Agent in the process of marketing and selling such Consumer Receivables for such Portfolio Sale, including, without limitation, providing information to Administrative Agent and its agents and advisors and any prospective purchaser and their agents and advisors with respect to the Collateral and participating in discussions with Administrative Agent and its agents and advisors and any prospective purchaser and their agents and advisors with respect to the Collateral, provided, that the Administrative Agent and the Lenders agree that (i) such Portfolio Sale shall be conducted in a commercially reasonable manner and (ii) upon the consummation of a Portfolio Sale and the application of the net cash proceeds thereof to the outstanding principal balance of the Obligations, any remaining outstanding Indebtedness arising under the Loan Documents shall either (x) be assumed by the related purchaser or (y) if not so assumed, be forgiven by Administrative Agent and the Lenders.

On or before October 27, 2025

Borrower shall cooperate with the Administrative Agent and the Lenders in connection with the administration and transition of the Consumer Receivables in connection with any Portfolio Sale and the Borrower agree not to, without the written consent of the Administrative Agent, contact or otherwise interfere with any Consumer Receivable Obligor or any Consumer Receivable.

At all times on or before the date that is one hundred eighty (180) days following the consummation of any Portfolio Sale

SCHEDULE 1.04

FLOW OF FUNDS

1. All Collections received at storefront locations shall be deposited to the related store bank accounts on a daily basis. All amounts held in or credited to each store bank account (less such amounts for daily operations as determined reasonably and in good faith by the Borrower consistent with past practice, but in no event more than $10,000.00 per store bank account (or such greater amount as the Administrative Agent may agree in its sole and absolute discretion) (such amounts for such daily operations subject to such cap, the “Excluded Amount”)) shall be swept from such store bank account to a Concentration Account (which is an Eligible Deposit Account, i.e., subject to an Account Control Agreement) on a daily basis.

(a) Concentration Account:

(i)           Name of Bank: Bank of Texas

Account Owner: Flex Revolution, LLC

Account Number: 8096316739

2. ACH deposits shall be made daily into Eligible Deposit Accounts maintained at Bank of Texas (which shall be subject to an Account Control Agreement).

3. The Borrower shall be entitled to periodically move funds to and from any Eligible Deposit Account for the purposes of funding new Consumer Receivables to existing customers only (in such amounts as are determined reasonably and in good faith by the Borrower consistent with past practice).

4. Solely with the prior written consent of the Administrative Agent (which consent may be withheld in its sole discretion) in each instance, subject to the limitations in paragraph 5 below, the Borrower shall be entitled to periodically move funds from any Eligible Deposit Account to any of the following Deposit Accounts established for operating expenses and/or check promotions (the “Operational Accounts”) in such amounts as are determined reasonably and in good faith by the Borrower to be then due and payable and otherwise consistent with past practice):

(a) Deposit Accounts for payroll, payables and other invoices:

(i)           Name of Bank: Bank of Texas

Account Owner: Flex Revolution, LLC

Account Number: 8097200583

(ii)           Name of Bank: Bank of Texas

Account Owner: Flex Revolution, LLC

Account Number: 8098003311

5. Following the Sixth Amendment Forbearance Effective Date or if an Event of Default has occurred and is continuing, neither Borrower nor any other Loan Party may withdraw or transfer, or cause or permit to be withdrawn or transferred, any funds or other property held in or credited to any Eligible Deposit Account, to make any payment or otherwise for any purpose, without the prior written consent of the Administrative Agent (which consent may be withheld in its sole discretion).